Exhibit 10.22

AMENDMENT #3 TO THE LICENSE AGREEMENT

This Amendment #3 to the License Agreement (“Amendment #3”) is entered into by and between AIR PRODUCTS AND CHEMICALS, INC (“Air Products”), a corporation organized and existing under the laws of the State of Delaware and having its principal office at 7201 Hamilton Boulevard, Allentown PA 18195 and INOGEN, INC. (“Inogen”), a corporation organized and existing under the laws of the State of Delaware and having its principal office at 326 Bollay Drive, Goleta, California 93117 effective as of March 22, 2011 (the “Effective Date of Amendment #3”).

WHEREAS, Air Products and Inogen entered into a Confidential Disclosure Agreement having an effective date of 6 November 2006, referred to as “CDA”.

WHEREAS, Air Products and Inogen executed a License Agreement with an effective date of 23 July 2007, and an Amendment to License Agreement with an effective date of 23 October 2009; and an Amendment #2 to License Agreement with an effective date of 4 October 2010 (collectively the “License Agreement”)

WHEREAS, in accordance with Section 3.3 of the License Agreement Inogen is past-due on paying Air Products a substantial portion of its consideration under the License Agreement, and represents to Air Products that it would be a substantial financial burden for lnogen to make those payments;

WHEREAS, lnogen would like to restructure its payments under the License Agreement; and Air Products is willing to restructure the payments in exchange for Inogen’s commitment to make the payments defined herein and for the termination of certain licenses;

WHEREAS, to accomplish the objectives of the preceding WHEREAS clauses, the Parties wish to terminate (delete) some of the terms of the License Agreement and amend other terms of the License Agreement as set forth in this Amendment #3.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to this Amendment #3 as follows:

A. All of the licenses granted by Air Products to Inogen are terminated; therefore, Sections 2.1, 2.2, 2.3, 2.3.1, 2.4, 2.6, 2.7 and 2.8 of the License Agreement shall be deleted and replaced in their entireties as follows:

2.1	Air Products terminates all licenses to any and all patents and other Technology, including AP Technology and AP Developed Technology that were granted to Inogen and its Affiliates in the License Agreement.

2.2	Reserved.

2.3	Air Products shall have no obligation to maintain nor prosecute any patents or patent applications including but not limited to the ones identified in Appendix A and may abandon any and all of them at Air Products’ sole discretion without any input from or notice to Inogen.

2.3.1	Inogen represents that there was no Pending Litigation on January 1, 2011, there is no Pending Litigation as of the Effective Date of this Amendment #3, and there has been no Pending Litigation between January 1, 2011 and the Effective Date of Amendment #3.

2.4	Reserved.

2.6	Air Products agrees that it will not assert against Inogen or Inogen’s Affiliates any of its rights to exclude others from making, having made, using, selling, having sold, importing and having imported any products or processes in the Field covered by AP Technology or Developed Technology created before the Effective Date of Amendment #3, including without limitation the foreign patents that claim priority to the Assigned Patents. For clarity, the Assigned Patents are not part of AP Technology or Developed Technology. The foregoing non-assertion covenant in the Field is only transferable and assignable by Inogen in the event of change of control of Inogen after payment of the Total Payment Amount Due (as defined in Section 3.3.1) to Air Products, and only to the new majority owner and only to the assignee of all of the Assigned Patents (defined in Section 2.7), unless the Assigned Patents have been reassigned back to Air Products in accordance with Section 2.7. At any time, if the Assigned Patents are not all owned by Inogen, Air Products or the new majority owner after a change of control, then the non-assertion covenant in this Section 2.6 shall become null and void. For purposes of this Amendment #3, a “change of control” shall mean the transfer of ownership of fifty percent (50%) or more of the outstanding shares of stock entitled to vote for the election of directors (other than restricted shares of stock) from the owning third party or parties to another third party or parties.

2.7

Inogen acknowledges the prior receipt of the assignment of the entire right, title and interest in and to United States Patents 6,605,136; 6,824,590; 7,279,029; and 7,473,299 (the “Assigned Patents”) from Air Products, including, the right to collect any and all damages for its own use, including but not limited to the right to collect past damages, of whatever nature recoverable for infringement of any Assigned Patent, including but not limited to lost profits and royalties. Inogen already granted to Air Products and its Affiliates a paid-up, royalty-free, perpetual, irrevocable, exclusive license with the right to grant sublicenses thereunder, to make, have made, use, sell, have sold, import and have imported products and processes outside the Field under the claims of the Assigned Patents. Inogen agreed and continues to agree to maintain the Assigned Patents for the life of the Assigned Patents. In the event Inogen is unable or unwilling to maintain any of the Assigned Patents, Inogen shall provide 30 days notice to Air Products, prior to the abandonment of any of them. Air Products at its discretion may request re-assignment of any such Assigned Patents being abandoned by Inogen, provided that if Air Products requests such reassignment, in consideration therefor Air Products shall reimburse lnogen for all maintenance fees for the Assigned Patents paid by or on behalf of Inogen since the Effective Date of Amendment #3. If Air Products elects to have the patents re-assigned, they are automatically included in the non-assertion covenant set forth in Section 2.6 of this Amendment #3. Inogen agrees that it will maintain ownership of the Assigned Patents (unless the Assigned Patents are abandoned or assigned to Air Products in accordance with the previous three sentences) unless and until there is a change in control (as defined in Section 2.6) of Inogen upon which the Assigned Patents shall only transfer and be assigned by Inogen to the new majority owner only after payment of the Total Payment Amount Due (as defined in Section 3.3.1) to Air

Products. Any assignment of the Assigned Patents by lnogen to a third party is subject to the prior payment of the Total Payment Amount Due to Air Products and the just-described exclusive license granted to Air Products outside the Field and the license granted to Air Products in Section 2.9, and Inogen agrees that it will notify any third party assignee of the Assigned Patents of those perpetual, irrevocable existing licenses and will ensure that such notification forms an integral part of any such agreement to assign the Assigned Patents to that third party. Inogen or any third party assignee shall not enforce the Assigned Patents outside the Field without Air Products prior written permission which also shall be included in any agreement to assign the Assigned Patents to a third party.

2.8	The Parties no longer have legal interests that are aligned in (i) seeing that the Assigned Patents are enforced by Inogen within the Field, (ii) in identifying, investigating, and prosecuting claims of patent infringement of the Assigned Patents within the Field, and (iii) in defending any claims of non-infringement of the Assigned Patents in the Field, as well as claims of patent invalidity or unenforceability of the Assigned Patents. Inogen agrees to maintain the Assigned Patents in accordance with Section 2.7. Therefore, the Parties now wish to memorialize and confirm that their common legal interest regarding (i), (ii) and (iii) no longer exists and that the Parties will no longer exchange confidential information and materials related to (I), (ii) and (iii). The Parties intend to preserve any privilege applicable to their respective attorney-client communications or to counsel’s work product. The Parties no longer agree to reasonably cooperate with each other as necessary for Inogen to enforce the Assigned Patents. Further to the extent that Inogen elects to perform (i), (ii) or (iii), Inogen agrees that Inogen shall be responsible for all of its own costs, and agrees to indemnify and reimburse Air Products from any and all costs, including legal, travel and administrative fees, and Inogen agrees to reimburse Air Products for Air Products’ employees’ time should Air Products be compelled by a subpoena from Inogen or otherwise by a court to participate in Inogen’s actions related to (i), (ii) or (iii). Given the former community of legal interests, until the Assigned Patents expire or are abandoned, so long as Inogen or Air Products is the owner of the Assigned Patents, Air Products agrees not to cooperate, unless compelled by a court, with any third party in any action (other than an action to enforce this License Agreement as amended herein) between Inogen and such third party related to (i), (ii) and (iii).

B. New Section 2.9 shall be added as follows:

2.9	Inogen grants to Air Products the irrevocable, perpetual and royalty-free right to practice the Assigned Patents in the Field only for non-commercial research and development purposes. This excludes specifically any rights to make, have made, use, sell, have sold, import products or have imported products that infringe the Assigned Patents in the Field for commercial purposes.

C. Air Products acknowledges prior receipt of the $10,000 from Inogen, paid in accordance with Section 3.1.

D. Air Products acknowledges prior receipt of the shares of Inogen’s stock (the “Shares”) in accordance with Sections 3.2 and 3.2.1.

E. The Parties acknowledge that there has not been a “Liquidation Event” as described in Section 4.2.2(g) of Inogen’s Ninth Amended and Restated Certificate of Incorporation, and the Parties also acknowledge that none of the claims of any of the Assigned Patents were held to be invalid, unenforceable or unpatentable in accordance with Sections 3.3.2 and 3.3.2.1 of the License Agreement. Inogen acknowledges that it has not paid any consideration to Air Products in accordance with Sections 3.3, 3.4, 3.5, 3.6 and 3.8 of the License Agreement. The Parties hereby amend Article 3 to modify the amount of consideration to be paid to Air Products. Therefore, Sections 3.3, 3.3.2, 3.3.2.1, 3.3.3, 3.3.4, 3.4, 3.5, 3.6 and 3.8 shall each be deleted In their entireties, and those Sections and Section 3.3.1, that was previously deleted and reserved, shall be replaced with the following and a new Section 3.3.2.2 shall be added as follows.

3.3	Inogen shareholders Novo NS, Arboretum Ventures II, LP and Arboretum Ventures IIA, LLC shall severally, but not jointly, repurchase the Shares from Air Products for an aggregate of one million, three hundred one thousand, three hundred seventy US dollars and eighty cents (US $1,301,370.80) in accordance with the Securities Purchase Agreement executed concurrently herewith by and among Air Products and each of such purchasers.

3.3.1	Additionally, Inogen shall pay to Air Products one million five hundred thousand US dollars (US $1,500,000) which is the “Total Payment Amount Due” divided into twenty-one installment payments in accordance with the following Payment Schedule:

Payment Schedule
Payment Number	Amount of Payment $US	Air Products Invoice Date	Inogen Payment Due Date

1	212,500	Effective Date of Amendment #3	60 days after the Effective Date of Amendment #3
		1/1/2012	1/31/2012
		4/1/2012	4/30/2012
2-5	53,125 each	7/1/2012	7/31/2012
		10/1/2012	10/31/2012
		1/1/2013	1/31/2013
		4/1/2013	4/30/2013
6-9	53,125 each	7/1/2013	7/31/2013
		10/1/2013	10/31/2013
		1/1/2014	1/31/2014
		4/1/2014	4/30/2014
10-13	53,125 each	7/1/2014	7/31/2014
		10/1/2014	10/31/2014
		1/1/2015	1/31/2015
		4/1/2015	4/30/2015
14-17	81,250 each	7/1/2015	7/31/2015
		10/1/2015	10/31/2015
		1/1/2016	1/31/2016
		4/1/2016	4/30/2016
18-21	81,250 each	7/1/2016	7/31/2016
		10/1/2016	10/31/2016

3.3.2	Invoices for Payments 1 through 21 shall be issued by Air Products on or before the Air Products Invoice Date. Invoices are payable according to instructions on the invoice within thirty (30) days of the date of the invoice but in no event later than the Inogen Payment Due Date (except for the first payment, which is due in 60 days), unless the invoice expressly indicates otherwise. Late payment shall bear interest at an annual rate equal to two (2) percentage points plus the prime rate charged for commercial loans to the most preferred customers by Citibank, N.A. assessed from the date of the issuance of the invoice.

3.3.2.1	Inogen may at any time, without prepayment penalty, pre-pay the net present value (NPV) of the remaining balance of the Total Payment Amount Due to Air Products. NPV shall be calculated using an annual interest rate of equal to two (2) percentage points plus the prime rate charged for commercial loans to the most preferred customers by Citibank, N.A.

3.3.2.2.	Upon receipt by Air Products of all payments of Article 3, if the Assigned Patents have not been reassigned to Air Products, the restriction applicable to Inogen regarding the transfer and assignment of the Assigned Patents only to the new majority owner upon a change of control shall automatically be deemed terminated.

3.3.3	If there occurs a Liquidation Event at any time prior to the receipt of the Total Payment Amount Due to Air Products, then the payment of the Total Payment Amount Due shall be immediately accelerated without further notice required and lnogen shall immediately pay the NPV of such unpaid portion of the accelerated Total Payment Amount Due to Air Products. NPV will be calculated as set forth in 3.3.2.1.

3.3.4	Reserved.

3.4	Reserved.

3.5	Reserved.

3.6	Reserved.

3.8

If the License Agreement as amended by this Amendment #3 is terminated before Inogen makes the total payments set forth in Sections 3.3 and 3.3.1, or Inogen fails to pay an installment of the Total Payment Amount Due when due and payable, Air Products shall give written notice to lnogen confirming that Inogen shall be deemed to be in material breach of this License Agreement, as amended, whereupon Inogen shall have fifteen (15) days after receipt of such written notice to cure such breach. If lnogen fails to cure such breach within such fifteen (15) day period, then, in addition to all other of Air Products’ rights and remedies at law or in equity, and without election of a remedy or exclusion of its other remedies, Air Products may upon notice to Inogen (i) accelerate the payment of the entire balance of any unpaid amounts, including the Total Payment Amount Due, plus interest and/or (ii) set-off such accelerated amount, or any installment that is due and payable hereunder, against any other monetary obligation owing by Air Products, or its subsidiaries or controlled affiliates, to Inogen or its subsidiaries or controlled affiliates, and/or (iii) require Inogen to immediately execute assignment documents, in form and substance satisfactory to Air Products to assign the Assigned Patents back to Air Products. Air Products agrees that it will not assert against Inogen or Inogen’s Affiliates any of its rights to exclude others from making, having made, using, selling, having sold, importing and having imported any products or processes in the Field covered by the Assigned Patents that are reassigned to Air Products in accordance with this subsection 3.8(iii).

F. The Parties acknowledge and agree that Air Products and Inogen complied with all of the terms of Article 4 including the provision of the prototype and technical support by Air Products to Inogen; therefore, Article 4 (consisting of Sections 4.1, 4.2, 4.3 and 4.4) shall be deleted in its entirety.

Article 4 Reserved.

G. The Parties acknowledge and agree that since the effective date of the CDA, no Jointly Deveic—pid Technology was developed; therefore, Sections 5.2, 5.3, 5.4, 5.5, 5.6, 5.7 and 5.8 shall be deleted in their entireties and Section 5.7 shall be replaced with the following:

5.2	Reserved.

5.3	Reserved.

5.4	Reserved.

5.5	Reserved.

5.6	Reserved.

5.7	Except as expressly stated herein, each Party reserves all rights, title and interest in any of its Technology, without any obligation to account to the other Party. Without limiting the generality of the foregoing, except as expressly provided elsewhere in this Agreement, no right, license or interest of any kind is granted by either Party to the other with respect to Technology owned by Air Products or Technology owned by Inogen, respectively. Notwithstanding anything to the contrary herein, Air Products and its Affiliates shall have the right to make, have made, use, import, have imported, sell and have sold AP Technology (it being acknowledged that the Assigned Patents are not included in AP Technology), or sublicense any or all of those rights to a third party in any field and any territory. Air Products agrees that the non-assertion provisions of Sec. 2.6 will apply to and be binding upon any 3rd party who licenses, sub-licenses or otherwise obtains rights to AP Technology and will ensure that these non-assertion provisions form an integral part of any such agreement between Air Products and that 3 party. Any intellectual property rights owned by Inogen created or filed after the execution of the CDA that are infringed by the making, using, selling or importing of AP Technology (except for the Assigned Patents, in the Field) shall be subject to Inogen’s agreement not to assert such rights against Air Products or its licensees for making, having made, using, selling, having sold, importing or having imported products and processes, within any field and territory, on a paid-up and royalty-free basis.

5.8	Reserved.

H. Section 6.1 shall be deleted and replaced with the following:

6.1	Reserved.

I. Sections 7.2, 7.3, 7.4 and 7.5 shall be deleted in their entireties and Section 7.3 shall be replaced with the following to refer to the Assigned Patents:

7.2	Reserved.

7.3	As of the Effective Date of Amendment #3, the Parties agree that the terms or conditions of the License Agreement as amended by Amendment #3, and the relationship between Air Products and Inogen is no longer considered Confidential Information to be protected under the CDA.

7.4	Reserved.

7.5	The period of Confidentiality is defined in section 3.2 of the CDA.

J. Article 9 shall be deleted and replaced with the following:

Article 9 Reserved.

9.1	Reserved.

9.2	Reserved.

9.3	Reserved.

K. Section 11.2 shall be deleted in its entirety and replaced with the following to add Assigned Patents thereto:

11.2	Air Products offers no guarantee nor warranty that any product or process covered by the Assigned Patents or AP Technology, used, made or sold by or on behalf of Inogen or its Affiliates did not and do not infringe any patent(s) or patent application(s) owned by one or more third parties in the Territory. It is INOGEN’s sole responsibility to perform clearance searches and non-infringement studies, at INOGEN’s option, prior to manufacturing and selling any of its products.

L. Sections 12.1, and 12.3 shall be deleted and replaced with the following; and Sections 12.3(b) and 12.3(c) shall be deleted, as follows:

12.1	This Agreement shall continue until the later of the last of the Assigned Patents (U.S. Patent 6,605,136; U.S. Patent No. 6,824,590; U.S. Patent No. 7,279,029 and U.S. Patent No. 7,473,299) expires or after Air Products has received the Total Payment Amount Due.

12.3	Effect of Termination. Upon termination of this Agreement in accordance with Section 12.1 or 12.2 or by operation of law or otherwise:

12.3(a)	Sections 2.5, 2.7, 2.8, 2.9, 3.3.3, 3.8, 5.7, 15.2, 15.3, 15.4, 15.6, 15.7, 15.8 and 15.10 through 15.15 and Articles 10, 11 and 13 shall survive such termination or expiration. Depending upon the termination date, Article 7 and Section 15.1 may survive for the periods defined in that Article and Section, respectively.

12.3(b)	If, and only if Air Products has received all the payments described in Article 3, then Section 2.6 shall survive any termination of this Agreement.

12.3(c)	Reserved.

M. Sections 13.1 shall be deleted and amended as follows to add Assigned Patents thereto:

13.1	AIR PRODUCTS SHALL NOT BE LIABLE IN CONTRACT OR IN TORT (INCLUDING BUT NOT LIMITED TO AIR PRODUCTS’ NEGLIGENCE OR STRICT LIABILITY) FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF THIS AGREEMENT, OR ANY BREACH THEREOF, OR ANY DEFECT IN OR FAILURE OR MALFUNCTION OF ANY PRODUCT MADE BY OR FOR INOGEN, INOGEN’S AFFILIATES OR INOGEN’S SUBLICENSEES INCORPORATING ASSIGNED PATENTS, AP TECHNOLOGY, OR AP DEVELOPED TECHNOLOGY, WHETHER AIR PRODUCTS HAS ADVANCE NOTICE OF THE POSSIBILITY OF SUCH DAMAGES, INCLUDING BUT NOT LIMITED TO INOGEN’S LOSS OF PROFITS, LOSS OF PRODUCTION OR LOSS OF PRODUCT, AND SUCH LIMITATION ON DAMAGES SHALL SURVIVE FAILURE OF AN EXCLUSIVE REMEDY.

N. Section 14.1 shall be deleted.

14.1 Reserved.

O. Sections 15.1 shall be deleted and replaced with the following:

15.1 Reserved.

P. The contact person for Inogen in Section 15.14 shall be updated to delete Kathy J. Odell and add “Raymond Huggenberger, CEO” in her place.

Q. Except as expressly deleted, added or amended herein, all other terms and conditions of the License Agreement shall remain in full force and effect.

R. APPENDIX A shall be deleted and replaced with the attached Appendix A.

IN WITNESS THEREOF, the parties have executed this Assignment Agreement by their duly authorized representatives.

INOGEN, INC.		AIR PRODUCTS AND CHEMICALS, INC.

By:	/s/ Raymond O. Huggenberger	By:	/s/ George E. Lewis

Name:	Raymond O. Huggenberger	Name:	George E. Lewis

Title:	CEO	Title:	Manager, Global GenGases

Date:	3/22/2011	Date:	22 March 2011